EXHIBIT 15

                    ACKNOWLEDGMENT OF INDEPENDENT ACCOUNTANTS
                REGARDING INDEPENDENT ACCOUNTANTS' REVIEW REPORT



The Board of Directors
LaserSight Incorporated:

With respect to the registration statement on Form S-3 of LaserSight Incorporated, we acknowledge our awareness of the use therein of our reports dated May 3, August 2 and November 9, 2002 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an accountant, or reports prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                  /s/KPMG LLP

St. Louis, Missouri
January 17, 2003